American States Water Company Announces
Proposed Decision Adopting Settlement Agreement
In Its Water Utility General Rate Case

San Dimas, California, November 21, 2024…. American States Water Company (NYSE:AWR) announced that on November 15, 2024, its regulated water utility subsidiary, Golden State Water Company (“GSWC”), received a proposed decision from the assigned administrative law judge at the California Public Utilities Commission (“CPUC”) in connection with the pending general rate case proceeding that will determine new water rates for the years 2025 – 2027. A final decision by the CPUC is expected as soon as the end of the fourth quarter of 2024. When a final decision is issued by the CPUC, the new rates for 2025 will be effective January 1, 2025.
On July 12, 2024, GSWC and the Public Advocates Office (“Cal Advocates”) at the CPUC filed a joint motion to adopt a settlement agreement between GSWC and Cal Advocates in the general rate case proceeding. The proposed decision approves and adopts the settlement agreement in its entirety. Among other things, the settlement agreement authorizes GSWC to invest approximately $573.1 million in capital infrastructure over the three-year cycle in order to continue to provide safe and reliable water utility service to its customers, which includes $17.7 million of advice letter capital investments to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. In addition, the settlement agreement approves $58.2 million of advice letter capital investments already under construction beginning in 2023 also to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. The settlement agreement also allows for additional increases in adopted revenues for 2026 and 2027 subject to an earnings test and changes to the forecasted inflationary index values. Actual increases for 2026 and 2027 will be determined at the time the filings to implement the new rate increases are approved by the CPUC, and will be calculated using inflationary index values at that time.

Furthermore, the proposed decision addressed the two remaining unresolved 2025 revenue requirement issues related to GSWC’s sales forecast and supply mix. The proposed decision adopts GSWC’s recommended sales forecast and adopts a supply mix that splits the difference between GSWC’s and Cal Advocates’ forecasts. The proposed decision also addressed the unresolved issues related to GSWC’s requests for certain regulatory mechanisms. With regards to these requests, the proposed decision (i) rejects GSWC’s request for continuation of a full sales and revenue decoupling mechanism and a full cost balancing account for water supply, and instead orders GSWC to transition to a modified rate adjustment mechanism (a Monterey-style WRAM or “M-WRAM”) and an incremental cost balancing account for supply costs, (ii) rejects GSWC’s sales reconciliation and supply mix adjustment mechanisms, and (iii) rejects GSWC’s request to modify the existing per- and polyfluoroalkyl substances (“PFAS”) memorandum account to track carrying costs on capital investments needed to comply with the new PFAS maximum contaminant levels established by the Environmental Protection Agency, and instead orders GSWC to file for recovery of PFAS-related capital projects through a separate application or future general rate case. The proposed decision adopts GSWC’s M-WRAM rate design proposal, authorizing GSWC to increase the revenue requirement in its service charges to between 45-48% depending on the ratemaking area representing approximately 65% of GSWC’s fixed costs in aggregate. GSWC will file comments on the proposed decision by December 5, 2024. The proposed decision is scheduled to be voted on by the CPUC on December 19, 2024.

“We are pleased to have received a proposed decision approving the settlement agreement in its entirety for our water general rate case, which allows GSWC to continue investing in utility infrastructure to deliver safe and reliable water services to the communities we serve,” said Robert J. Sprowls, President and CEO of American States Water Company. “We are, however, disappointed that the proposed decision did not adopt the full sales and revenue decoupling mechanism and full cost balancing account for water supply because we believe the decision on those requests is inconsistent with California public policy on water conservation and keeping water rates affordable for low income customers. Nonetheless, we remain committed to executing our infrastructure investment and service delivery approach, ensuring value and benefits for our customers.”

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the Company’s filings with the SEC, particularly those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the Company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,800 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and is on pace to achieve a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707